Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information:
October 12, 2010	Contact: Eric Paul
Dividend Capital
(303) 228-2200

INDUSTRIAL INCOME TRUST ANNOUNCES

APPOINTMENT OF DAVE FAZEKAS AS

MANAGING DIRECTOR, EASTERN REGION

DENVER, CO — October 12, 2010 — Industrial Income Trust Inc. (IIT), an industrial real estate investment trust that owns and operates distribution warehouses, announced today that it has appointed Dave Fazekas as Managing Director for the company’s Eastern Region. In this role, Mr. Fazekas is responsible for sourcing all Eastern market transactions and overseeing the asset management function for the region.

From 2008 through September 2010, Mr. Fazekas served as the Senior Vice President and Project Principal for Panattoni Development Company Inc., a leading international development company that leases and owns industrial, office and retail properties in more than 175 cities throughout the United States, Canada and Europe. From 2007 to 2008, he was the Director of Acquisitions for ZAIS Group LLC, which during his tenure managed over $11 billion of assets across a wide spectrum of investment platforms. Prior to ZAIS, Mr. Fazekas spent six years as the Director of Real Estate Acquisitions for RREEF Deutsche Bank, one of the largest real estate investment advisors in the world. Early in his career, he served as the Vice President of Acquisitions for Delma Properties, Inc., and as a Financial Advisor for Northwestern Mutual Life in Springfield, New Jersey.

Mr. Fazekas holds a Master’s degree in real estate from New York University and a Bachelor’s degree in business and economics from Rutgers University. He is also a member of the New York University Real Estate Alumni Association and the New Jersey Chapter of the National Association of Industrial and Office Properties (NAIOP) and Urban Land Institute (ULI), NY District.

“Dave Fazekas brings a tremendous amount of real estate and executive experience to the company,” said Dwight Merriman, Chief Executive Officer of IIT. “Our strategy is to build a national operating platform of institutional-quality industrial real estate, and Dave’s knowledge of the region’s markets, properties and tenants should help us to establish a significant presence in the Eastern portion of the United States.”

“The current real estate market offers great opportunities to acquire core industrial real estate at attractive pricing,” said Mr. Fazekas. “I am very pleased to be joining the IIT team, whose principals and affiliates have been involved with three prior industrial platforms.”

As of September 30, 2010, IIT had invested approximately $116.1 million in 21 properties totaling approximately 1.6 million square feet using proceeds from its initial public offering and debt financing.

Industrial Income Trust

IIT is an industrial real estate investment trust that is focused on acquiring and operating high quality distribution warehouses that serve as logistics centers for corporate tenants. IIT’s core strategy is to build a national platform of institutional quality industrial properties by targeting markets that have high barriers to entry, proximity to a large demographic base, and/or access to major distribution hubs. IIT’s primary financial objectives include preserving and protecting stockholders’ capital investments, providing current income to stockholders in the form of regular cash distributions, and realizing capital appreciation upon the sale of assets or through other liquidity events. A Dividend Capital affiliate is the sponsor of IIT.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy.

This material contains forward-looking statements (such as those concerning investment objectives, strategies, opportunities, other plans and objectives for future operations or economic performance, or related assumptions or forecasts) that are based on Industrial Income Trust’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation, Industrial Income Trust’s ability to execute on its investment strategy, Industrial Income Trust’s ability to identify and time investments that will generate attractive returns for investors and those risks set forth in the “Risk Factors” section of Industrial Income Trust’s prospectus dated September 14, 2010 and Industrial Income Trust’s annual report on Form 10-K for the year ended December 31, 2009 (available at www.industrialincome.com). Any of these statements could be inaccurate, and actual events or our investments and results of operations could differ materially from those expressed or implied. To the extent that Industrial Income Trust’s assumptions differ from actual results, Industrial Income Trust’s ability to meet such forward-looking statements, including its ability to invest in a diversified portfolio of quality real estate investments and to generate attractive returns for investors, may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. Industrial Income Trust cannot assure you that we will attain our investment objectives. Industrial Income Trust’s charter places numerous limitations on it with respect to the manner in which it may invest its funds. These limitations cannot be changed unless Industrial Income Trust’s charter is amended, which requires the approval of its stockholders.

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